                                                               Exhibit 8.1.4



                                 June 30, 1998


To the Parties Listed
 on Schedule I hereto

     Re:  Compass Auto Receivables Trust 1998-A
          -------------------------------------

Ladies and Gentlemen:

     We have acted as special counsel to Compass Auto Receivables Corporation ("Compass Auto"), a Delaware corporation, Compass Bank, an Alabama state banking corporation ("Compass Bank" or "Servicer"), and Compass Bank, a Texas state bank ("Compass Bank-Texas"), in connection with the sale and assignment of certain retail installment sale contracts for new and used automobiles and light trucks (the "Receivables") by Compass Auto to Asset Backed Securities Corporation ("ABSC"), and from ABSC to Compass Auto Receivables Trust 1998-A (the "Issuer") formed pursuant to the Trust Agreement (the "Trust Agreement"), dated as of June 30, 1998, between Compass Auto, as initial Certificateholder, ABSC, as Depositor, and The Bank of New York Trust Company of Florida, N.A. (the "Owner Trustee"), as Owner Trustee, in exchange for, among other things, the Compass Auto Receivables Trust 1998-A Class A-1 5.659% Asset Backed Notes, in the aggregate principal amount of $127,235,000 (the "Class A-1 Notes"),the Class A-2 5.709% Asset Backed Notes, in the aggregate principal amount of $81,700,000 (the "Class A-2 Notes"), and the Class A-3 5.90% Asset Backed Notes, in the aggregate principal amount of $170,445,000 (the "Class A-3 Notes" and, together with the Class A-1 Notes and the Class A-2 Notes, the "Notes"). Capitalized terms used herein without definition have the meanings ascribed to them in the Trust Agreement.

     In connection with our opinions set forth herein, we have examined and relied upon and base our opinion on (i) the Trust Agreement, (ii) the Sale and Servicing Agreement, dated as of June 30, 1998, between Compass Auto, as Seller, Compass Bank, as Servicer, The Chase Manhattan Bank, as Indenture Trustee, and Issuer, (iii) the Second Tier Receivables Purchase Agreement, dated as June 24, 1998, between ABSC and Compass Auto, (iv) the First Tier Receivables Purchase Agreement, dated as of June 30, 1998, between Compass Bank and Compass Bank-Texas, as Sellers, and Compass Auto, as Purchaser, (v) the Indenture, dated as of June 30, 1998, between Issuer and

The Parties Listed on
 Schedule I hereto
June 30, 1998
Page 2


the Indenture Trustee, and (vi) such other documents, records and matters of law as we have deemed necessary for purposes of this opinion.

     The opinions expressed below are based on reasoning from legal principles based on the relevant provisions of the Internal Revenue Code of 1986, as amended, the legislative history thereof, currently applicable Treasury regulations, judicial decisions, administrative rulings and such other authorities as we have considered relevant. There can be no assurance that the opinions expressed below could not be successfully challenged by the Internal Revenue Service, or significantly altered by legislative changes, changes in administrative positions or judicial decisions, any of which may be applied retroactively with respect to the completed transactions. Any such change could render the affected provisions of this opinion inoperative. We express no opinions as to the laws of any jurisdiction other than the federal laws of the United States of America.

     On the basis of and subject to the foregoing, we are of the opinion that, for federal income tax purposes: (i) the Notes, held by persons other than Compass Auto, Compass Bank or Compass Bank-Texas, will constitute indebtedness for Federal income tax purposes, and (ii) the Issuer will not be classified as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes.

     Based on the foregoing, we hereby confirm that the statements set forth in the Prospectus Supplement under the heading "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" accurately reflect our opinion.

     The scope of this opinion is expressly limited to the issues set forth herein, and we express no opinion with respect to any other taxes or collateral tax consequences with respect to the Receivables or the Trust.

     This opinion letter is rendered only to those to which it is addressed and may not be disclosed or relied on in connection with any transaction other than the transactions contemplated herein. The opinion rendered herein may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent; provided that the opinion rendered herein speaks only as of the date hereof and to the addressees of this letter and we have no responsibility or obligation to update this opinion, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other development of which we may later become aware.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-3 of ABSC (File No. 333-365) and to being named in the Prospectus Supplement under

The Parties Listed on
 Schedule I hereto
June 30, 1998
Page 3


the caption "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" with respect to the matters stated therein. Further, we hereby consent to the incorporation by reference of this opinion into such Registration Statement.

                              Very truly yours,

                              /s/ Mayer, Brown & Platt

                              MAYER, BROWN & PLATT

                                   SCHEDULE I
                                   ----------



Moody's Investors Service
99 Church Street
New York, New York 10007

Standard & Poor's
25 Broadway
New York, New York 10004

Compass Auto Receivables Corporation
15 South 20th Street
Birmingham, Alabama 35233

Asset Backed Securities Corporation
11 Madison Avenue
New York, New York 10010

The Chase Manhattan Bank, as
 Indenture Trustee
450 West 33rd Street
New York, New York 10001

The Bank of New York Trust Company of Florida, N.A.
 as Owner Trustee
10161 Centurion Parkway
Jacksonville, Florida 32256

Credit Suisse First Boston Corporation,
 as representative of the Underwriters
11 Madison Avenue
New York, New York 10010

Compass Bank
15 South 20th Street
Birmingham, Alabama 35233